Exhibit 10.8

FIRST Amendment
to
Loan and security agreement

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 26th day of March, 2020, by and between Silicon Valley Bank (“Bank”) and CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation (“Borrower”).
Recitals
A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 31, 2017 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).
B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.
D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
        Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.
a.Section 2.4 (Interest Rate). Subsection (a) of Section 2.4 is deleted in its entirety and replaced with the following:
“ (a) Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate minus three quarters of one percent (0.75%), which interest rate shall be payable monthly in accordance with Section 2.4(d) below.”

b.Section 2.5 (Fees). Subsections (b) and (c) of Section 2.5 are deleted in their entirety and replaced with the following:
“ (b) Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the date that is fifteen (15) days prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to three percent (3.00%) of the Revolving Line; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank;

(c) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last day of the quarter in which the Effective Date occurs, on the last day of each quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to fifteen one hundredths of one percent (0.15%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.4(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding;”

c.Section 5.3 (Accounts Receivable). The caption to Section 5.3 is deleted in its entirety and replaced with “Accounts Receivable”.
d.Section 5.3 (Accounts Receivable). Subsection (c) of Section 5.3 is deleted in its entirety and intentionally omitted.
e.Section 6.2 (Financial Statements, Reports, Certificates). Subsection (e) of Section 6.2 is deleted in its entirety and replaced with the following:
“ (e) Compliance Certificates. Concurrently with delivery of the financial statements referenced in Section 6.2(c) (to the extent required to be delivered thereunder) and 6.2(d), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month or quarter, as applicable, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement, if applicable, and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month or quarter, as applicable, there were no held checks;”

f.Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 is amended by (i) relettering subsection (k) as subsection (l) and (ii) inserting the following new subsection (k):
“ (k) prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and”

g.Section 6.8 (Operating Accounts). Section 6.8 is deleted in its entirety and replaced with the following:
“Section 6.8 (Operating Accounts).
(a) Borrower shall maintain all of its operating accounts and excess cash with Bank or Bank’s Affiliates.
(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
         (c) Borrower shall obtain any letters of credit, Cash Management Services and business credit cards exclusively from Bank; provided however, for the avoidance of doubt, Cash Management Services shall not include Borrower’s use of RegalPay software or other similar payment automation software.”

h.Section 6.12 (Formation or Acquisition of Subsidiaries). Section 6.12 is deleted in its entirety and replaced with the following:
“6.12 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank, for itself and as agent for each Secured Swap Provider, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document and shall secure or guaranty (as applicable) all of the Obligations owing to Bank and any Secured Swap Provider.”

i.Section 6.15 (Online Banking). Section 6.15 is deleted in its entirety and replaced with the following:
“6.15 Online Banking.

(a) Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

(b) Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.”

j.Section 7.1 (Dispositions). Section 7.1 is deleted in its entirety and replaced with the following:
“7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (g) relating to the Permitted Sale and Leaseback Transaction.”

k.Section 7.3 (Mergers or Acquisitions). Section 7.3 is deleted in its entirety and replaced with the following:
“7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except for Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”

l.Section 10 (Notices). The email address stated “LBetterley@csi360.com” appearing in Section 10 is hereby deleted and replaced with “JPoints@csi360.com”.
m.The contact information for the Bank’s counsel set forth in Section 10 is hereby deleted in its entirety and replaced with the following:
“Morrison & Foerster LLP
200 Clarendon Street, 20th Floor
Boston, Massachusetts 02116
Attention: Charles W. Stavros, Esq.
          E-Mail: cstavros@mofo.com”

n.Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:
“ “Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.”
“ “Borrowing Base” is eighty-five percent (85%) of Eligible Accounts; provided, however, during a Streamline Period, the Borrowing Base shall be Fifty Million Dollars ($50,000,000), in each case as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank in Bank’s sole discretion based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right to decrease the foregoing amount and/or percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.”
“ “Borrowing Base Report” is that certain report of the value of certain Collateral in the form specified by Bank to Borrower from time to time.”

“ “Revolving Line” is an aggregate principal amount equal to Fifty Million Dollars ($50,000,000).”

“ “Revolving Line Maturity Date” is March 31, 2022.”

o.Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1:
“ “Administrator” is an individual that is named:

(a)  as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and

(b)  as an Authorized Signer of Borrower in an approval by the Board.”

“ “Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”

“ “First Amendment Effective Date” is March 26, 2020.”

“ “Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.”

p.Section 13 (Definitions). Subsection (f) of the definition of “Permitted Acquisition” or “Permitted Acquisitions” in Section 13.1 are deleted in their entirety:
“ (f) the total consideration, including cash and the value of any non-cash consideration for all such Acquisitions, does not exceed Fifty Million Dollars ($50,000,000) in the aggregate;”
q.Section 13 (Definitions). The following defined term set forth in Section 13.1 is deleted in its entirety:
“ “Eligible Inventory” means Inventory that meets all of Borrower’s representations and warranties in Section 5.3(c) and is otherwise acceptable to Bank in all respects.”
r.Exhibit C. The Borrowing Base Report (as defined in the Loan Agreement until the date of this Amendment) appearing as Exhibit C to the Loan Agreement is deleted in its entirety and replaced with the following: “Exhibit C – Intentionally Omitted”.
3.Limitation of Amendments.
a.Subject to Section 5 hereof, the amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
b.This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended (including, without limitation, pursuant to the Updated Perfection Certificate), are hereby ratified and confirmed and shall remain in full force and effect.
4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
a.Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
b.Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
d.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
e.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
f.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
g.This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificate dated as of March 26, 2020 (the “Updated Perfection Certificate”), which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate delivered to Bank dated as of the Effective Date. Borrower and Bank acknowledge and agree that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.
6.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
7.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Right of Set-Off. In consideration of Bank’s agreement to enter into this Amendment, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
9.Effectiveness. As a condition precedent to the effectiveness of this Amendment and the Bank’s obligation to make further Advances under the Revolving Line, Bank shall have received the following documents prior to or concurrently with this Amendment, each in form and substance reasonably satisfactory to Bank:
a.this Amendment duly executed on behalf of Borrower;
b.the Borrowing Resolutions;
c.a good standing certificate of Borrower, certified by the jurisdiction of formation of Borrower, dated as of a date no earlier than thirty (30) days prior to the date hereof;
d.certified copies, dated as of a recent date, of financing statement and other lien searches of Borrower, which shall be obtained by Bank, accompanied by written evidence (including any Uniform Commercial Code termination statements) that the Liens revealed in any such searched either (i) will be terminated prior to or in connection with this Amendment, or (ii) will constitute Permitted Liens;
e.evidence reasonably satisfactory to Bank that the insurance policies required pursuant to Section 6.7 of the Loan Agreement are in full force and effect;
f.Borrower’s payment of Bank’s reasonable and documented legal fees and expenses incurred in connection with this Amendment; and
g.such other documents as Bank may reasonably request to effectuate the terms of this Amendment.
10.Post-Closing Requirement. Within thirty (30) days after the date hereof, Borrower shall deliver to Bank evidence reasonably satisfactory to Bank that the insurance endorsements required by Section 6.7 of the Loan Agreement are in full force and effect. Failure to comply with the foregoing requirement within the time period noted shall constitute an Event of Default for which no grace or cure period shall apply.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: _/s/ Tom Hertzberg_______________ Name: Tom Hertzberg Title: Managing Director	CARDIOVASCULAR SYSTEMS, INC. By: _/s/ Jeffrey Points________________ Name: Jeffrey Points Title: Chief Financial Officer